Exhibit 99.1

EARNINGS RELEASE
PR Contact: Laurie Schalow
(949) 524-4035
MediaRelations@chipotle.com IR Contact: Ashish Kohli, CFA (949) 524-4132 Akohli@chipotle.com

Chipotle ANNOUNCES SECOND QUARTER 2021 RESULTS

COMPARABLE restaurant SALES accelerate to 31.2%, RESULTING IN RECORD OPERATING PROFITABILITY

NEWPORT BEACH, Calf. – July 20, 2021 – Chipotle Mexican Grill, Inc. (NYSE: CMG) today reported financial results for its second quarter ended June 30, 2021.

Second quarter highlights, year over year:

•	Revenue increased 38.7% to $1.9 billion
•	Comparable restaurant sales increased 31.2%
•	Digital sales grew 10.5% and accounted for 48.5% of sales
•	Operating margin was 13.0%, an increase from -0.4%
•	Restaurant level operating margin was 24.5%[1], the highest since Q3, 2015, and an increase of 1,230 basis points
•

Diluted earnings per share was $6.60, a 2,175.9% increase from $0.29. Excluding an $0.86 after-tax impact from expenses related to the 2018 performance share (“PSU”) modification to account for the unplanned effects of COVID-19, restaurant asset impairment and closure costs, corporate restructuring, legal proceedings as well as other costs, adjusted diluted earnings per share was $7.46, a 1,765.0%  increase from $0.40 [1]

•	Opened 56 new restaurants including one relocation, and closed five

1 Restaurant level operating margin, adjusted net income and adjusted diluted earnings per share are non-GAAP financial measures. Reconciliations to GAAP measures and further information are set forth in the table at the end of this press release.

“Chipotle’s second quarter results highlight the strength of our brand and our people, as we demonstrated growing momentum in the business," said Brian Niccol, Chairman and CEO, Chipotle. "We remain confident in our key growth strategies and believe they will help us achieve our next goal of $3 million average unit volumes with industry leading returns on invested capital that improve as we continue to add Chipotlanes. Strong restaurant level economics combined with significant restaurant growth should allow us to optimize earnings power for many years to come.”

COVID-19 and Liquidity Update:

The health and well-being of our employees and guests continues to be our top priority. Beyond the investments made in our people, restaurants, and supply chain, we are closely following the recommendations of the CDC and local health departments. We have implemented and enhanced numerous protocols that give our employees and guests confidence that Chipotle remains steadfast in our commitment to keep them safe as capacity restrictions ease and in-restaurant ordering and dining increases.

As of June 30, 2021, Chipotle continues to maintain a strong financial position with nearly $1.2 billion in cash, investments and restricted cash, and no debt. We also have access to a  $500 million untapped credit facility. Our financial strength gives us the opportunity to make on-going strategic investments in our people, business, and communities, which we believe will benefit us for years to come.

Results for the three months ended June 30, 2021:

Revenue in the second quarter was $1.9 billion, an increase of 38.7% compared to the second quarter of 2020 and includes a 31.2% increase in comparable restaurant sales. We believe on-going strength in digital sales, the strong recovery of in-restaurant sales, positive customer reception to our new menu items, and lapping the peak of the pandemic from last year contributed to second quarter revenue growth. For Q3, while uncertainty still exists with the potential impact of COVID-19, as well as the pace of the economic recovery, if the current trends continue, we expect our comparable restaurant sales to be in the low to mid double-digits range.

Digital sales grew 10.5% year over year to $916.5 million and represented 48.5% of sales. A little more than half of the digital sales were from order ahead transactions as guests increasingly appreciate both the value and convenience offered by this channel, as well as the added convenience of more Chipotlanes.

We opened 56 new restaurants during the second quarter including one relocation, and closed five restaurants, bringing the total restaurant count to 2,853. During the quarter, 45 of the 56 new restaurants included a Chipotlane. These formats continue to perform very well and are helping enhance guest access and convenience, as well as increase new restaurant sales, margins, and returns.

Food, beverage and packaging costs in the second quarter were 30.4% of revenue, a decrease of nearly 300 basis points compared to the second quarter of 2020. The decrease was primarily due to the benefit of menu price increases as well as lower beef prices, partially offset by higher costs associated with new menu items, like quesadillas, and, to a lesser extent, avocado costs.

Restaurant level operating margin was 24.5%, an increase from 12.2% in the second quarter of 2020. The improvement was driven primarily by leverage from comparable restaurant sales including menu price increases, lower promotional activity as well as lower beef prices, partially offset by higher costs associated with new menu items, wage inflation for one month of the second quarter, and avocados.

General and administrative expenses for the second quarter were $146.0 million on a GAAP basis, or $119.2 million on a non-GAAP basis, excluding $23.5 million for a modification to 2018 performance shares to account for the unplanned effects of COVID-19, $2.1 million of certain legal expenses, and $1.2 million of transformation expenses. GAAP and non-GAAP general and administrative expenses for the second quarter of 2021 also include underlying general and administrative expenses totaling $92.0 million, $22.4 million of non-cash stock compensation, and $4.4 million related to higher bonus accruals as well as payroll taxes on equity vesting and stock option exercises.

The GAAP effective income tax rate for the second quarter was 23.7%, which is lower than our expected effective income tax rate for the full year 2021, due to elevated excess tax benefits related to option exercises and equity vesting in the second quarter. On a non-GAAP basis, the 2021 second quarter effective tax rate was 22.4%.

Net income for the second quarter was $188.0 million, or $6.60 per diluted share, an increase from $8.2 million, or $0.29 per diluted share, in the second quarter of 2020. Excluding the impact of PSU modifications, restaurant asset impairment and closure costs, legal proceeding costs, and corporate restructuring expenses, adjusted net income was $212.8 million and adjusted diluted earnings per share was $7.46.

During the quarter, our Board of Directors approved the investment of up to an additional $200 million, exclusive of commissions, to repurchase shares of our common stock, subject to market conditions. Including this repurchase authorization, $208.5 million was available as of June 30, 2021. The repurchase authorization may be modified, suspended, or discontinued at any time. We repurchased $145.3 million of stock at an average price per share of $1,408 during the second quarter.

More information will be available in our Quarterly Report on Form 10-Q, which will be filed with the SEC by the end of July.

Outlook

For 2021, management is anticipating the following:

•	Third quarter comparable restaurant sales growth in the low to mid double-digits range
•	At or slightly above 200 new restaurant openings
•	An estimated effective full year tax rate between 25% and 27%

Definitions

The following definitions apply to these terms as used throughout this release:

•

Comparable restaurant sales, or sales comps, and comparable restaurant transactions, represent the change in period-over-period total revenue or transactions for restaurants in operation for at least 13 full calendar months.

•	Average restaurant sales refer to the average trailing 12-month food and beverage revenue for restaurants in operation for at least 12 full calendar months.
•	Restaurant level operating margin represents total revenue less direct restaurant operating costs, expressed as a percent of total revenue.
•

Digital sales represent food and beverage revenue generated through the Chipotle website, Chipotle app or third-party delivery aggregators. Digital sales exclude revenue deferrals associated with Chipotle Rewards.

Conference Call Details

Chipotle will host a conference call to discuss second quarter 2021 financial results on Tuesday, July 20, 2021, at 4:30 PM Eastern time.

The conference call can be accessed live over the phone by dialing 1-888-317-6003 or for international callers by dialing 1-412-317-6061 and use code: 8008658. The call will be webcast live from the company's website on the investor relations page at ir.chipotle.com/events. An archived webcast will be available approximately one hour after the end of the call.

About Chipotle

Chipotle Mexican Grill, Inc. (NYSE: CMG) is cultivating a better world by serving responsibly sourced, classically-cooked, real food with wholesome ingredients without artificial colors, flavors or preservatives. Chipotle had over 2,850 restaurants as of June 30, 2021, in the United States, Canada, the United Kingdom, France and Germany and is the only restaurant company of its size that owns and operates all its restaurants. Chipotle is ranked on the Fortune 500 and is recognized on the 2021 lists for Forbes’ America’s Best Employers and Fortune’s Most Admired Companies. With nearly 102,000 employees passionate about providing a great guest experience, Chipotle is a longtime leader and innovator in the food industry. Chipotle is committed to making its food more accessible to everyone while continuing to be a brand with a demonstrated purpose as it leads the way in digital, technology and sustainable business practices. For more information or to place an order online, visit WWW.CHIPOTLE.COM.

Forward-Looking Statements

Certain statements in this press release are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995, including statements about our future cash flow, new restaurant development plans and future long-term prospects. We use words such as “anticipate”, “believe”, “could”, “should”, “may”, “approximately”, “estimate”, “expect”, “potential”, “intend”, “project”, “target”, and similar terms and phrases, including references to assumptions, to identify forward-looking statements. The forward-looking statements in this press release are based on currently available operating, financial and competitive information available to us as of the date of this release and we assume no obligation to update these forward-looking statements. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those described in the statements, including but not limited to: the ongoing adverse effect of the novel coronavirus (COVID-19) pandemic on our guest traffic, restaurant sales and operating costs as a result of actions we have taken in response to the coronavirus, including closing some restaurants, ending dine in service at some restaurants while continuing to offer only takeout and/or delivery, modifying work hours at some restaurants, extending enhanced benefits to employees working during and/or impacted by the coronavirus, increasing compensation for restaurant employees, purchasing masks, gloves and additional sanitation supplies and services and delaying the construction of new restaurant openings; risks that the impact of the coronavirus pandemic will continue for a long duration and may require a more drastic response, such as closing all or most restaurants; risks of food safety and food-borne illnesses and other health concerns about our food; risks associated with our reliance on certain information technology systems and potential failures or interruptions; privacy and cyber security risks related to our acceptance of electronic payments or electronic processing of confidential customer or employee information, including through our digital app; the impact of competition, including from sources outside the restaurant industry; the increasingly competitive labor market and our ability to attract and retain qualified employees; the financial impact of increasing our average hourly wage to $15.00; the impact of federal, state or local government regulations relating to our employees, employment practices, restaurant design and construction, and the sale of food or alcoholic beverages; our ability to achieve our planned growth, such as the availability of suitable new restaurant sites; increases in ingredient and other operating costs due to our Food With Integrity philosophy, tariffs or trade restrictions and supply shortages; the uncertainty of our ability to achieve expected levels of comparable restaurant sales due to factors such as changes in consumers' perceptions of our brand, including as a result of actual or rumored food safety concerns or other negative publicity, decreased overall consumer spending (including but not limited to the increase in unemployment caused by the coronavirus pandemic), or the inability to increase menu prices or realize the benefits of menu price increases; risks associated with our increased focus on our digital business, including risks arising from our reliance on third party delivery services, which are heightened during the pendency of government restrictions on dine in restaurant services as a result of the coronavirus pandemic; risks relating to litigation, including possible governmental actions related to food safety incidents and potential class action litigation regarding employment laws, advertising claims or other matters; and other risk factors described from time to time in our SEC reports, including our annual report on Form 10-K and quarterly reports on Form 10-Q, all of which are available on the investor relations page of our website at ir.Chipotle.com.

 CHIPOTLE MEXICAN GRILL, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

(in thousands, except per share data)

(unaudited)

	Three months ended June 30,
	2021		2020
Food and beverage revenue	$1,869,365	98.8%	$1,350,188	98.9%
Delivery service revenue	23,173	1.2	14,550	1.1
Total revenue	1,892,538	100.0	1,364,738	100.0
Restaurant operating costs (exclusive of depreciation and amortization shown separately below):
Food, beverage and packaging	574,478	30.4	454,756	33.3
Labor	464,506	24.5	385,266	28.2
Occupancy	103,430	5.5	95,576	7.0
Other operating costs	287,242	15.2	262,378	19.2
General and administrative expenses	146,044	7.7	102,647	7.5
Depreciation and amortization	62,082	3.3	60,024	4.4
Pre-opening costs	4,965	0.3	3,644	0.3
Impairment, closure costs, and asset disposals	4,266	0.2	5,386	0.4
Total operating expenses	1,647,013	87.0	1,369,677	100.4
Income (loss) from operations	245,525	13.0	(4,939)	(0.4)
Interest and other income (expense), net	851	-	623	-
Income (loss) before income taxes	246,376	13.0	(4,316)	(0.3)
Benefit/(provision) for income taxes	(58,402)	(3.1)	12,491	0.9
Net income	$187,974	9.9%	$8,175	0.6%
Earnings per share:
Basic	$6.68		$0.29
Diluted	$6.60		$0.29
Weighted-average common shares outstanding:
Basic	28,134		27,911
Diluted	28,501		28,333
Other comprehensive income (loss), net of income taxes:
Foreign currency translation adjustments	$305		$1,055
Comprehensive income	$188,279		$9,230

CHIPOTLE MEXICAN GRILL, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

(in thousands, except per share data)

(unaudited)

	Six months ended June 30,
	2021		2020
Food and beverage revenue	$3,585,355	98.7%	$2,752,305	99.2%
Delivery service revenue	48,758	1.3	23,205	0.8
Total revenue	3,634,113	100.0	2,775,510	100.0
Restaurant operating costs (exclusive of depreciation and amortization shown separately below):
Food, beverage and packaging	1,097,149	30.2	917,055	33.0
Labor	898,175	24.7	778,831	28.1
Occupancy	205,199	5.6	190,855	6.9
Other operating costs	581,952	16.0	473,140	17.0
General and administrative expenses	301,147	8.3	209,117	7.5
Depreciation and amortization	125,204	3.4	118,398	4.3
Pre-opening costs	8,386	0.2	7,210	0.3
Impairment, closure costs, and asset disposals	9,934	0.3	14,722	0.5
Total operating expenses	3,227,146	88.8	2,709,328	97.6
Income (loss) from operations	406,967	11.2	66,182	2.4
Interest and other income (expense), net	(1,317)	(0.0)	3,366	0.1
Income (loss) before income taxes	405,650	11.2	69,548	2.5
Benefit/(provision) for income taxes	(90,575)	(2.5)	15,015	0.5
Net income	$315,075	8.7%	$84,563	3.0%
Earnings per share:
Basic	$11.20		$3.04
Diluted	$11.04		$2.99
Weighted-average common shares outstanding:
Basic	28,130		27,851
Diluted	28,542		28,328
Other comprehensive income (loss), net of income taxes:
Foreign currency translation adjustments	$42		$(786)
Comprehensive income	$315,117		$83,777

CHIPOTLE MEXICAN GRILL, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except per share data)

	June 30,	December 31,
	2021	2020
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$668,269	$607,987
Accounts receivable, net	75,697	104,500
Inventory	25,159	26,445
Prepaid expenses and other current assets	71,613	54,906
Income tax receivable	284,612	282,783
Investments	322,460	343,616
Total current assets	1,447,810	1,420,237
Leasehold improvements, property and equipment, net	1,666,184	1,584,311
Long-term investments	150,814	102,328
Restricted cash	27,877	27,849
Operating lease assets	2,945,912	2,767,185
Other assets	59,918	59,047
Goodwill	21,939	21,939
Total assets	$6,320,454	$5,982,896
Liabilities and shareholders' equity
Current liabilities:
Accounts payable	$140,251	$121,990
Accrued payroll and benefits	225,104	203,054
Accrued liabilities	143,469	164,649
Unearned revenue	113,016	127,750
Current operating lease liabilities	213,646	204,756
Total current liabilities	835,486	822,199
Long-term operating lease liabilities	3,134,555	2,952,296
Deferred income tax liabilities	133,510	149,422
Other liabilities	42,745	38,844
Total liabilities	4,146,296	3,962,761
Shareholders' equity:
Preferred stock, $0.01 par value, 600,000 shares authorized, no shares issued as of June 30, 2021 and December 31, 2020, respectively	-	-
Common stock, $0.01 par value, 230,000 shares authorized, 36,988 and 36,704 shares issued as of June 30, 2021 and December 31, 2020, respectively	370	367
Additional paid-in capital	1,654,195	1,549,909
Treasury stock, at cost, 8,890 and 8,703 common shares as of June 30, 2021 and December 31, 2020, respectively	(3,067,458)	(2,802,075)
Accumulated other comprehensive loss	(4,187)	(4,229)
Retained earnings	3,591,238	3,276,163
Total shareholders' equity	2,174,158	2,020,135
Total liabilities and shareholders' equity	$6,320,454	$5,982,896

CHIPOTLE MEXICAN GRILL, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

(unaudited)

	Six months ended
	June 30,
	2021	2020
Operating activities
Net income	$315,075	$84,563
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	125,204	118,398
Amortization of operating lease assets	105,485	88,139
Deferred income tax provision	(15,884)	55,122
Impairment, closure costs, and asset disposals	8,235	13,747
Provision for credit losses	(220)	82
Stock-based compensation expense	102,680	40,762
Other	2,467	1,670
Changes in operating assets and liabilities:
Accounts receivable	37,286	22,598
Inventory	1,309	2,029
Prepaid expenses and other current assets	(18,186)	(6,250)
Other assets	117	(8,574)
Accounts payable	12,525	40,530
Accrued payroll and benefits	21,068	3,264
Accrued liabilities	(20,102)	(8,120)
Unearned revenue	(11,487)	(4,027)
Income tax payable/receivable	(1,851)	(70,119)
Operating lease liabilities	(101,818)	(69,468)
Other long-term liabilities	955	587
Net cash provided by operating activities	562,858	304,933
Investing activities
Purchases of leasehold improvements, property and equipment	(212,123)	(165,455)
Purchases of investments	(190,920)	(101,104)
Maturities of investments	162,045	198,578
Proceeds from sale of equipment	2,885	-
Acquisitions of equity method investments	-	(7,525)
Net cash used in investing activities	(238,113)	(75,506)
Financing activities
Acquisition of treasury stock	(203,151)	(54,401)
Tax withholding on stock-based compensation awards	(58,860)	(47,947)
Other financing activities	(2,208)	(1,855)
Net cash used in financing activities	(264,219)	(104,203)
Effect of exchange rate changes on cash, cash equivalents and restricted cash	(216)	(104)
Net change in cash, cash equivalents, and restricted cash	60,310	125,120
Cash, cash equivalents, and restricted cash at beginning of period	635,836	508,481
Cash, cash equivalents, and restricted cash at end of period	$696,146	$633,601
Supplemental disclosures of cash flow information
Income taxes paid	$108,247	$657
Purchases of leasehold improvements, property, and equipment accrued in accounts payable and accrued liabilities	$50,403	$41,504
Acquisition of treasury stock accrued in accounts payable and accrued liabilities	$3,372	$-

CHIPOTLE MEXICAN GRILL, INC.

SUPPLEMENTAL FINANCIAL AND OTHER DATA

(dollars in millions)

(unaudited)

	For the three months ended
	Jun. 30,	Mar. 31,	Dec. 31,	Sep. 30,	Jun. 30,
	2021	2021	2020	2020	2020
Number of restaurants opened	56	40	61	44	37
Restaurant closures	(5)	(5)	(1)	(3)	(3)
Restaurant relocations	(1)	-	(2)	-	(3)
Number of restaurants at end of period	2,853	2,803	2,768	2,710	2,669
Average restaurant sales(1)	$2,466	$2,313	$2,223	$2,199	$2,161
Average restaurant sales, excluding delivery MPI(2)	$2,405	$2,273	$2,200	$2,192	$2,161
Comparable restaurant sales increase (decrease)	31.2%	17.2%	5.7%	8.3%	(9.8%)

(1) Beginning in Q3 2020, we revised the definition of average restaurant sales to exclude delivery service revenues (refer to Definitions section above). We made this change to more closely align with how management views the business and given the increase in the delivery business. Average restaurant sales in all comparative periods presented has been updated to conform with the new definition. Average restaurant sales is a trailing 12-month measure.

(2) In Q3 2020, we began implementing delivery menu-price increases ("MPI") to partially offset the increased cost of delivery. "Average restaurant sales, excluding delivery MPI" represents average restaurant sales, as defined above, adjusted to remove the impact of delivery menu price increases. This is intended to illustrate our underlying food and beverage sales per restaurant.

CHIPOTLE MEXICAN GRILL, INC.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

(in thousands, except per share amounts)

(unaudited)

The following tables provide a reconciliation of non-GAAP financial measures presented in the text above to the most directly comparable financial measures calculated and presented in accordance with GAAP.

Adjusted net income is net income excluding expenses related to restaurant asset impairment, corporate restructuring, legal proceedings, stock-based compensation modification expense, and certain other costs. Adjusted general and administrative expense is general and administrative expense excluding transformation expenses, stock-based compensation modification expense, and certain other costs. The non-GAAP effective tax rate is the effective tax rate adjusted to reflect the tax effect of non-GAAP adjustments. Restaurant Level Operating Margin, a non-GAAP financial measure, is equal to the revenues generated by our restaurants less their direct operating costs which consist of food, beverage and packaging, labor, occupancy and other operating costs. This performance measure primarily includes the costs that restaurant level managers can directly control and excludes other operating costs that are essential to conduct our business.  Management uses restaurant level operating margin as a measure of restaurant performance. Management believes restaurant level operating margin is useful to investors in that it highlights trends in our core business that may not otherwise be apparent to investors when relying solely on GAAP financial measures. We present these non-GAAP measures in order to facilitate meaningful evaluation of our operating performance across periods. These adjustments are intended to provide greater transparency of underlying performance and to allow investors to evaluate our business on the same basis as our management, which uses these non-GAAP measures in evaluating the company’s performance. Our adjusted net income, adjusted diluted earnings per share, adjusted general and administrative expenses, non-GAAP effective tax rate and restaurant level operating margin measures may not be comparable to other companies’ adjusted measures. These adjustments are not necessarily indicative of what our actual financial performance would have been during the periods presented and should be viewed in addition to, and not as an alternative to, our results prepared in accordance with GAAP. Further details regarding these adjustments are included in the tables below.

	Three months ended
	June 30,
	2021	2020
Net income	$187,974	$8,175
Non-GAAP adjustments:
Restaurant costs:
Operating lease asset impairment and other restaurant costs(1)	115	2,107
Duplicate rent expense(2)	51	80
Corporate Restructuring:
Duplicate rent expense(2)	1,070	1,216
Employee related restructuring costs(3)	129	295
Legal proceedings(4)	2,092	-
Stock-based compensation modification expense(5)	23,473	-
Other adjustments(6)	850	-
Total non-GAAP adjustments	$27,780	$3,698
Tax effect of non-GAAP adjustments above	(3,002)	(425)
After tax impact of non-GAAP adjustments	$24,778	$3,273
Adjusted net income	$212,752	$11,448

Diluted weighted-average number of common shares outstanding	28,501	28,333
Diluted earnings per share	$6.60	$0.29
Adjusted diluted earnings per share	$7.46	$0.40

(1) Operating lease asset impairment charges, and other expenses for restaurants due to underperformance.
(2) Duplicate rent expense for the corporate headquarter relocation and office consolidation announced in May 2018 and rent expense for closed restaurants announced in June 2018.
(3) Costs for recruitment, relocation costs, third party and other employee-related costs.
(4) Charges relate to estimated settlements for distinct legal matters that exceeded or are expected to exceed typical costs for these types of legal proceedings.
(5) For the three months ended June 30, 2021, stock-based compensation consists of a modification to 2018 performance shares.
(6) For the three months ended June 30, 2021, other adjustments consist of asset impairment charges for equipment related to a discontinued restaurant initiative, and certain corporate equipment.

CHIPOTLE MEXICAN GRILL, INC.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

(in thousands)

(unaudited)

Adjusted General and Administrative Expenses

	Three months ended
	June 30,
	2021	2020
General and administrative expenses	$146,044	$102,647
Non-GAAP adjustments:
Transformation expenses(1)	(1,250)	(1,591)
Stock-based compensation modification expense(2)	(23,473)	-
Legal proceedings(3)	(2,092)	-
Total non-GAAP adjustments	$(26,815)	$(1,591)
Adjusted general and administrative expenses	$119,229	$101,056

(1) Transformation expenses include duplicate rent expense for office and restaurant closures announced in June 2018 due to the corporate restructuring and underperformance of $1,121 and $1,296 for the three months ended June 30, 2021 and 2020, respectively, and employee related restructuring costs of $129 and $295 for the three months ended June 30, 2021 and 2020, respectively.

(2) For the three months ended June 30, 2021, stock-based compensation consists of a modification to 2018 performance shares.

(3) For the three months ended June 30, 2021, charges related to estimated settlements for distinct legal matters that exceeded or are expected to exceed typical costs for these types of legal proceedings.

CHIPOTLE MEXICAN GRILL, INC.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

(unaudited)

Non-GAAP Effective Tax Rate

	Three months ended
	June 30,
	2021	2020
Effective income tax rate	23.7%	289.4%
Tax effect of non-GAAP adjustments	(1.3)	1,663.0
Adjusted income tax rate	22.4%	1,952.4%

CHIPOTLE MEXICAN GRILL, INC.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

(unaudited)

Restaurant Level Operating Margin

	Three months ended June 30,
	2021		2020
Income from operations	$245,525	13.0%	$(4,939)	(0.4)%
Non-GAAP Adjustments:
General and administrative expenses	146,044	7.7	102,647	7.5
Depreciation and amortization	62,082	3.3	60,024	4.4
Pre-opening costs	4,965	0.3	3,644	0.3
Impairment, closure costs, and asset disposals	4,266	0.2	5,386	0.4
Total Non-GAAP Adjustments	$217,357	11.5%	$171,701	12.6%
Restaurant level operating margin	$462,882	24.5%	$166,762	12.2%